Exhibit r.2

The Blackstone Group L.P.

Code of Ethics

January 2015

The Blackstone Group L.P.

SECTION A – Code of Business Conduct and Ethics

Message from Stephen A. Schwarzman

All of us have every reason to be proud of Blackstone’s high standards. The Firm is committed to preserving its reputation for excellence and integrity in everything we do. Our reputation today is a tribute to all of you and the manner in which you conduct the Firm’s business, and for that we want to thank you wholeheartedly.

It has taken the Firm since 1985 to build that reputation, but we should be fully aware that reputations can be destroyed in a fraction of that time by one brief shortcoming.

None of you can be unaware of the trials and tribulations that have beset Wall Street. More than a few of these problems have arisen because of poor ethical judgments or simply a lack of appropriate standards.

To ensure that everyone fully understands the Firm’s approach and the standards by which we measure ourselves, the enclosed comprehensive Code of Business Conduct and Ethics has been prepared to help guide you in your decision-making.

It is imperative that you read and abide by these standards so that we can continue to be a successful and admired organization in the years ahead.

Thank you again for your diligence and cooperation in helping Blackstone maintain its stellar reputation.

Stephen A. Schwarzman Chairman and Chief Executive Officer

January 2015

Business Ethics and Compliance Standards and Procedures

Integrity, honesty and sound judgment are fundamental to the reputation and success of The Blackstone Group L.P., its general partner, Blackstone Group Management L.L.C., their respective subsidiaries and affiliates (collectively, “Blackstone” or the “Firm”). The policies outlined in this Code of Business Conduct and Ethics (the “Code”) are designed to ensure that all Blackstone directors, officers and employees not only conduct themselves lawfully at all times, but also maintain the highest ethical standards in every aspect of their dealings with other employees, the business community, clients, suppliers and government authorities.

The Firm is committed to providing equal employment opportunities to all employees and applicants for employment without regard to race, color, religion, creed, gender, sex, sexual orientation, national origin or ancestry, alienage or citizenship status, age, disability, marital or partnership status, military status, predisposing genetic characteristics, status as a victim of domestic violence, sex offense or stalking or any other class or status protected by law in accordance with applicable federal, state and local laws. All persons must be treated with dignity and respect.

No employee should be misguided by any sense of false loyalty to the Firm or a desire for profitability that might cause him or her to disobey any applicable law or Firm policy. Violation of Firm policy will constitute grounds for disciplinary action, including, when appropriate, termination of service.

The Firm believes our people are our most important resource. We seek to hire the brightest and most talented and empower them to be better. We continually strive for professional excellence.

Management seeks to (1) foster a stimulating culture where there is a commitment to excellence; (2) promote and reward our personnel for their contributions and achievements; and (3) promote an ethical environment and a sense of mutual trust and shared responsibility.

The material contained in this Code and in the Firm’s Global Compliance Policies Manual, Investment Adviser Compliance Policies and Procedures and Policies of Employment or Service serve as a guide for employees when faced with legal or ethical questions. The Code and such other material are not all-inclusive, and the Firm expects employees to use their own judgment at all times to follow the high ethical standards to which the Firm is committed.

The Firm takes this Code very seriously. All employees must follow the ethical and compliance standards set forth in this Code and are obligated to report, in a timely fashion, any possible violations of law or of our ethical standards that they may witness or have a reasonable basis to believe exists. Reporting in good faith possible ethical violations by others will not subject you to reprisal. In fact, an employee retaliating or punishing another employee for reporting suspected unethical or illegal conduct or any questionable situation could well be acting in violation of the law. As discussed below, all reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances.

It is the responsibility of employees to read carefully and understand this Code, but we do not expect this Code to answer every possible question an employee may have in the course of conducting business. To this end, employees should keep in mind the following steps as they consider a particular problem or concern:

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from individuals other than your supervisor. In situations where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, consider discussing the issue with someone from the Human Resources department. If the issue relates to a specific Financial Industry Regulatory Authority (“FINRA”) or Investment Advisers Act of 1940 (as amended) matter, consider discussing the issue with the Chief Compliance Officer. In the case of accounting, internal accounting controls or auditing matters, consider discussing the issue with the Chief Financial Officer or the audit committee of the board of directors. Interested parties may also communicate directly with the Firm’s non-management directors through contact information located in the Firm’s annual proxy statement.

If employees are concerned about an ethical situation or are not sure whether specific conduct meets the Firm’s standards of conduct, employees are responsible for asking their supervisors or managers, a representative of the Legal and Compliance Department (the “LCD”), the Human Resources Department, or the Chief Legal Officer any questions that they may feel are necessary to understand the Firm’s expectations of them.

If you believe you or another employee may have violated the Code or an applicable law, rule or regulation, it is your responsibility to immediately report the violation to your supervisor or manager, a representative of the Legal and Compliance Department or the

Human Resources Department, the Chief Legal Officer, or the Employee and Reporting Hotline or website described below. Similarly, if you are a supervisor or manager and you have received information from an employee concerning activity that he or she believes may violate the Code or that you believe may violate the Code, you should report the matter to a representative of the Legal and Compliance Department or the Human Resources Department, the Chief Legal Officer, or the Employee and Reporting Hotline or website described below.

Employees who fail to comply (either in letter or spirit) with these policies, including supervisors or managers who fail to detect or report wrongdoing, may be subject to disciplinary action, up to and including termination of employment. The following are examples of conduct that may result in discipline:

•	Actions that violate a Firm policy;

•	Requesting others to violate a Firm policy;

•	Failure to promptly disclose a known or suspected violation of a Firm policy;

•	Failure to cooperate in Firm investigations of possible violations of a Firm policy;

•	Retaliation against another employee for reporting a good faith integrity concern; and

•	Failure to demonstrate the leadership and diligence needed to ensure compliance with Firm policies and applicable law.

It is important to understand that a violation of certain of these policies may subject the Firm and the individual employee to civil liability and damages, regulatory sanction and/or criminal prosecution.

Employee and Reporting Hotline

Employees interested in communicating a concern anonymously may call the Employee and Reporting Hotline toll-free, 24 hours a day from any country in which Blackstone has an office. The hotline is hosted by a third party provider, EthicsPoint (also known as NAVEX Global). In the U.S., the hotline can be reached by dialing 1-855-657-8027. Callers from outside the U.S. can find country-specific dialing instructions at www.blackstone.ethicspoint.com by choosing the relevant location from the drop-down menu. Employees may also submit a report online at www.blackstone.ethicspoint.com.

At no time will the Employee Hotline utilize “Caller ID” technologies to identify an employee who wishes to remain anonymous. In order to facilitate positive action in response to employees’ concerns, callers may give their names and work locations, but only if they feel comfortable doing so.

All reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances. As mentioned above, no employee will be subject to retaliation or punishment for good faith reporting of suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Firm of any questionable situation. Furthermore, any person who participates in retaliation against such employee will be subject to disciplinary action, up to and including termination of employment.

Waivers of the Code

Any waiver of any provision of this Code for executive officers or directors of Blackstone Group Management L.L.C. must be approved by the board of directors or a committee of the board of directors of Blackstone Group Management L.L.C. and will be promptly disclosed as required by applicable securities law and/or stock exchange rules.

Respect at Blackstone

When Steve Schwarzman and Pete Peterson formed the Firm in 1985, their aim was to build a group of related businesses, to attract the very best people and to provide an environment in which we could grow to become among the leaders in our respective business areas. That has meant fostering an environment in which there was and is freedom of expression, constant interaction, attentive listening and consideration to personal and business issues at all levels.

All personnel should treat everyone, including fellow employees, clients, vendors and guests, with respect and dignity. We are all individually responsible for creating and maintaining a work environment that is built on these values.

Confidential Information

The Firm regularly comes into possession of Confidential Information (as that term is defined below) in the course of the Firm’s business. The Firm is strongly committed to protecting Confidential Information, whether entrusted to the Firm by a client, investor or portfolio company, generated within the Firm or obtained from some other source. The Firm is also strongly committed to avoiding the misuse, or the appearance of misuse, of such information, whether in connection with the trading of securities or otherwise.

In the course of his or her participation in the work of the Firm, an employee or member of the Firm may obtain or have access to information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee or member of the Firm, including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of the Firm or to its members, actual or prospective clients or investors, its affiliates (including funds managed by affiliates of the Firm), their respective portfolio companies or other third parties. Such information may have been or may be provided in written or electronic form or orally. All such information, from whatever source obtained and regardless of the Firm’s connection to the information, is referred to herein as “Confidential Information.” Confidential Information excludes information that has been made generally available to the public. However, information that when viewed in isolation may be publicly known or can be accessed by a member of the public will constitute Confidential Information for these purposes if such information has become proprietary to the Firm through the Firm’s aggregation or interpretation of such information.

Without limiting the foregoing, Confidential Information includes any information, whether public or not, which (1) represents, or is aggregated in such a way as to represent, or purport to represent, all or any portion of the investment results of, or any other information about the investment “track record” of, (a) the Firm, (b) a business group of the Firm, (c) one or more funds managed by affiliates of the Firm or (d) any individual or group of individuals during their time at the Firm, or (2) describes an individual’s role in achieving or contributing to any such investment results.

Because all Confidential Information constitutes a valuable asset of the Firm, without the prior written consent of the Firm (which may be given or withheld in the Firm’s sole discretion) or unless legally mandated, no employee or member of the Firm may, while he or she is employed by or associated with the Firm or at any time thereafter, (a) disclose any Confidential Information to any person except in furtherance of the business of the Firm, (b) make any other use of any Confidential Information except in the business of the Firm and in a manner which at all times is intended to serve the interests of the Firm or (c) disclose any information (whether or not Confidential Information) concerning the Firm or its present or former employees, members, clients or investors to any reporter, author or similar person or entity or take any other action likely to result in such information being made available to the public in any form, including books, articles or writings of any other kind, film, videotape, electronic means of communication or any other medium.

Any Firm personnel who fail to comply, either in letter or spirit, with these important policies may be subject to disciplinary action, up to and including termination of employment. The Firm may pursue appropriate legal action against present or former employees or members to enforce these policies.

In addition to complying with the important policies set forth above, employees and members are required to execute a confidentiality agreement prior to the commencement of employment and familiarize themselves with and acknowledge that agreement by their signature, as well as adhere to the policies and procedures set forth in the Firm’s Global Compliance Policies Manual and Investment Adviser Compliance Policies and Procedures. The latter documents contain important additional policies and procedures concerning Confidential Information and related matters.

Conflicts of Interest

A conflict of interest occurs when an individual’s private interest interferes in any way or even appears to interfere with the interests of the Firm as a whole. A conflict of interest may arise when an employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Firm. Loans to, or guarantees of obligations of, such persons are of special concern.

Business decisions and actions must be based on the best interests of the Firm and its clients. Employees may not have outside interests that conflict or appear to conflict with the best interests of the Firm or its clients. Employees are expected to act solely for the benefit of the Firm and its clients and must not be influenced by a personal interest that may result from other individual or business concerns. Conflicts of interest are to be scrupulously avoided and, if unavoidable, must be disclosed to the Legal and Compliance Department at the earliest opportunity. If you have any uncertainty about whether your actions or relationships present a conflict of interest, contact the Legal and Compliance Department for guidance.

Family Members and Close Personal Relationships

Conflicts of interest may arise when doing business with organizations in which employees’ family members have an ownership or employment interest. Family members include spouses, parents, children, siblings and in-laws. Employees may not conduct business on behalf of the Firm and may not use their influence to get the Firm to do business with family members or an organization with which an employee or an employee’s family member is associated unless specific written approval has been granted in advance by the Chairman and Chief Executive Officer or the Chief Legal Officer.

Outside Employment / Directorships

All employees are expected to devote their best efforts to their job at all times. Employees may not maintain outside employment activities that compromise job performance or that may present a conflict of interest or is prejudicial to the Firm.

It may be a conflict of interest to serve as a director of any company that competes with the Firm. Employees may not serve as a director of another company without first obtaining the approval of the Chairman and Chief Executive Officer or the Chief Legal Officer.

Consultants and Agents

Whenever it becomes necessary to engage the services of an individual or Firm to consult for or represent the Firm, special care must be taken to ensure that no conflicts of interest exist between the Firm and the person or Firm to be retained. Employees must also ensure that outside consultants and agents of the Firm are reputable and qualified. Agreements with consultants or agents should be in writing and should be approved by the Legal and Compliance Department.

Other Situations

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. Any employee, officer or director who becomes aware of a conflict of interest or a potential conflict of interest should bring it to the attention of a supervisor, manager or other appropriate personnel, the Legal and Compliance Department or the Chief Legal Officer.

Corporate Opportunities

It is the Firm’s policy that employees, officers and directors may not take opportunities for themselves that are discovered through the use of Firm property, information or position, or use Firm property, information or position for personal gain. Furthermore, employees may not compete with the Firm directly or indirectly. Employees, officers and directors have a duty to the Firm to advance its legitimate interests when the opportunity to do so arises.

Protection and Proper Use of Firm Assets

Theft, carelessness and waste have a direct impact on the Firm’s profitability. Employees, officers and directors have a duty to safeguard Firm assets and ensure their efficient use. Firm assets should be used only for legitimate business purposes and employees and directors should take measures to ensure against their theft, damage, or misuse.

Firm assets include intellectual property such as trademarks, business and marketing plans, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Firm policy.

Fair Dealing

Each employee, officer and director shall endeavor to deal fairly with the Firm’s equity holders, competitors, suppliers and employees. No employee or director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Firm and the employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Relationships with Suppliers

The Firm encourages good supplier relations. However, employees may not benefit personally, whether directly or indirectly, from any purchase of goods or services for the Firm. Employees whose responsibilities include purchasing (be it merchandise, fixtures, services or other), or who have contact with suppliers, must not exploit their position at the Firm for personal gain. Under no circumstances may any employee receive cash or other items of value from any supplier, whether directly or indirectly. However, ordinary and customary periodic holiday gifts of a de-minimis amount are permitted.

Compliance with Laws

The Firm operates strictly within the bounds of the laws, rules and regulations that affect the conduct of our business. All employees are expected to know and to follow the law. Supervisors, managers or other appropriate personnel must ensure that employees understand and are informed of the requirements relating to their jobs. They must also be available to answer employee questions or concerns and, when necessary, to guide them to other subject-matter experts, including the Firm’s outside counsel. There are serious consequences for failing to follow any applicable laws, rules and regulations, up to and including termination of employment and potential criminal and civil penalties.

Governmental Filings and Responding to Governmental and Regulatory Requests

It is Firm policy to cooperate with all reasonable requests concerning Firm business from U.S. federal, state, municipal and foreign government agencies, such as the Federal Trade Commission, the Securities and Exchange Commission and the Department of Justice, and from regulatory organizations such as FINRA and the New York Stock Exchange. All contacts, inquiries, or requests – written or oral – for information or documents by governmental or self-regulatory authorities, including representatives of the SEC, FINRA, the states and non-U.S. regulators, should be reported immediately to the applicable Chief Compliance Officer. In the case of telephone requests, the employee receiving the request should make sure to obtain the name, agency, address, and telephone number of the representative making such request and refer the inquiry to the LCD. With respect to filings made with U.S. federal, state, municipal and foreign governmental agencies, particularly those filings (e.g., Hart-Scott-Rodino filings) that are made in connection with an investment by the Firm, it is Firm policy that counsel retained by the Firm must generally be consulted prior to the submission of the filing with such agencies. In the event a decision not to contact outside counsel is made, written notification must be made to the Chief Legal Officer.

Insider Trading

The Firm’s policy against insider trading is designed to promote compliance with securities laws and to protect the Firm as well as Firm representatives from the very serious liability and penalties that can result from violations of these laws. The Firm is committed to maintaining its reputation for integrity and ethical conduct and this policy is an important part of that effort. It is the Firm’s policy that directors, executive officer and other employees of the Firm may not trade securities, of the Firm or otherwise, about which they learn material, non-public information. They are also prohibited from passing on such information to others who might make an investment decision based on it. Any questions as to whether information is material or has been adequately disclosed should be directed to the Chief Legal Officer, BX Chief Compliance Officer, or the applicable Chief Compliance Officer.

In addition, directors, executive officers and employees are prohibited from engaging in transactions in the Firm’s securities that are inconsistent with a long-term investment in the

Firm, signal a lack of confidence in the Firm or may lead to the appearance of insider trading. Such transactions include any trading activity designed to profit from fluctuations in the price of these securities, such as “day trading” and arbitrage trading, short sales, buying securities on margin (unless arrangements are made to cover any margin calls in cash) and the use of forward contracts, equity swaps, collars, exchange funds, puts, calls, options and other derivative securities or any instruments designed to increase in value as a result of, or hedge or offset any decrease in, the market value of the Firm’s securities.

Any violation of the Firm’s policies and procedures regarding personal securities trading by an employee or an employee’s family member may result in dismissal, suspension, with or without pay or other disciplinary sanctions against the employee, whether or not the violation of the Firm’s policy also constitutes a violation of law.

Document Retention

Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution for obstruction of justice. Therefore, if an employee has reason to believe that a violation of the law has been committed or that a government criminal, civil or regulatory investigation has or is about to be commenced, he or she must retain all records (including computer records) that are or could be relevant to an investigation of the matter, whether conducted by the Firm or by a governmental authority. Questions with regard to destruction or retention of documents in this context should be directed to the Chief Legal Officer.

Taxes

The Firm and its employees, whether acting on behalf of the Firm or individually, are not permitted to attempt to evade taxes or the payment of taxes. Neither should employees solicit clients on the basis of nor actively participate in assisting clients in attempting to evade the tax laws. The Firm and its employees, whether acting on behalf of the Firm or individually, are not permitted to (i) make false statements to tax authorities regarding any matter, (ii) file fraudulent returns, statements, lists or other documents, (iii) conceal property or withhold records from tax authorities, (iv) willfully fail to file tax returns, keep required records or supply information to tax authorities or (v) willfully fail to collect, account for or pay a tax.

None of this prevents you from arranging your personal affairs in a manner serving to lawfully minimize the tax you are required to pay, and in so doing, you can consider all allowable deductions and credits that you may be entitled to claim.

In addition to complying with the tax laws, employees must cooperate fully with any regulatory entity or governmental authority and may not interfere with the administration of the tax laws. Payments and gifts to tax agents and other government officials are strictly prohibited. To this end, employees are required to refer business inquiries to the Chief Legal Officer and respond immediately to personal inquiries from a tax authority, including summons to testify or produce books, accounts, records, memoranda or other papers.

Disparaging Remarks

Disparaging statements about the Firm or any of its personnel are strictly prohibited. Accordingly, no employee of the Firm may make, while in the employ of the Firm or at any time thereafter, any oral or written negative, derogatory or disparaging statement about the Firm or about any present or former employee or member of the Firm.

Employees who violate this policy may be subject to disciplinary action, up to and including termination of employment. The Firm may also pursue appropriate legal action against present or former employees to enforce this policy.

Doing Business Internationally

While the Firm must adapt to business customs and market practices in global markets, all employees worldwide should adhere to applicable U.S. laws and regulations and Firm standards. Every employee involved in non-U.S. operations should also respect the laws, cultures and customs of all countries in which the Firm operates and should conduct the Firm’s overseas activities in a way that contributes to development in all such locales.

Foreign Corrupt Practices Act / U.K. Bribery Act

The Firm’s policy requires that all personnel must conduct their activities in full compliance with all applicable anti-corruption laws, including without limitation, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and any other anti-corruption laws that are in effect in the country in which the Firm’s personnel operate. A failure to do so will place both the Firm’s business reputation and business success in serious jeopardy and may subject both the Firm and the individuals involved to civil and/or criminal liability, including possible extradition and imprisonment. Avoiding compliance breakdowns requires maintaining consistent ethical behavior. In other words, you must avoid behavior that amounts to giving or offering anything of value to anyone to reward improper performance or obtain an unfair business advantage.

Section D of this Code of Ethics states the Firm’s requirements for conducting business in a manner that is compliant with applicable anti-corruption laws. Any personnel who have any questions whatsoever concerning the requirements of the FCPA, the U.K. Bribery Act, local anti-corruption laws, or this Code should consult with the Chief Legal Officer John Finley Ext. 5660, john.finley@blackstone.com, or one of the following individuals in the Legal and Compliance Department: Peter Koffler Ext. 5431, koffler@blackstone.com; Marisa Beeney Ext. 2157, Marisa.beeney@gsocap.com; Susannah Lindenfield Ext. 8694, susannah.lindenfield@blackstone.com; Omar Rehman Ext. 5006, omar.rehman@blackstone.com; C.B. Richardson Ext. 5580, cb.richardson@blackstone.com; Judy Turchin Ext. 5748, judy.turchin@blackstone.com; Nick Tassell Ext. 4661, nick.tassell@blackstone.com; Jeffrey Iverson Ext. 8996, jeffrey.iverson@blackstone.com.

Disclaimer

This Code is designed to acquaint directors, executive officers and employees with the Firm’s policies with respect to business conduct and ethics.

The information contained in this Code is not intended to represent all of the Firm’s policies. In addition, directors, executive officers and employees should be aware that the Firm may revise, supplement or rescind any policies or portions of this Code at any time as it deems appropriate, in its sole and absolute discretion. This Code is the property of the Firm.

SECTION B – Policy on Inside Information and Personal Securities Trading

(Extracted from The Blackstone Group L.P. Global Compliance Policies Manual)

ARTICLE III – CONFIDENTIAL INFORMATION

AND PERSONAL SECURITIES TRADING

A.	Introduction.

The Company and its related entities regularly come into possession of confidential information in the course of their business. The Blackstone Group (“TBG”) is strongly committed to protecting confidential information, whether that information is entrusted to the Company by an actual or prospective client, investor or a portfolio company, generated within TBG or obtained from some other source. The Company is also strongly committed to avoiding the misuse, or the appearance of misuse, of such information, whether in connection with the trading of securities or otherwise.

In order to comply with all applicable federal and state laws and regulations to which TBG and its employees are subject, including those prohibiting the misuse of material, non-public information, to safeguard confidential information, to protect TBG’s reputation for integrity, to maintain client confidences and to avoid even the appearance of impropriety, TBG has adopted the following policies and procedures. These policies and procedures apply to all employees of the Company and, in regard to personal securities trading, to members of the Family (as defined in Section E(1)(b) below) of all employees. All employees are expected to follow these policies and procedures strictly and to ensure that, where required, an employee’s family also strictly follows them.

For purposes of this Article III, “employees” shall also extend to (i) all consultants, (ii) all temporary personnel employed by TBG, in each case for at least three months and (iii) specified senior advisors. It is in the discretion of the LCD to determine that this Article III (i) shall apply to consultants and temporary personnel (or to specific consultants and temporary personnel) employed for less than three months or (ii) does not apply to specific consultants, temporary personnel or senior advisors.

ANY VIOLATION OF THE COMPANY’S POLICIES AND PROCEDURES REGARDING THE HANDLING AND USE OF CONFIDENTIAL INFORMATION AND PERSONAL SECURITIES TRADING BY EMPLOYEES AND THEIR FAMILIES MAY RESULT IN DISMISSAL, SUSPENSION WITH OR WITHOUT PAY, OR OTHER DISCIPLINARY SANCTIONS AGAINST THE EMPLOYEE, WHETHER OR NOT THE VIOLATION OF TBG’S POLICY OR PROCEDURE ALSO CONSTITUTES A VIOLATION OF LAW. INDIVIDUALS WHO ARE CARRIED INTEREST AND/OR SIDE-BY-SIDE INVESTMENT PARTICIPANTS MAY ALSO RISK FORFEITURE OF THEIR UNREALIZED INVESTMENT GAINS ASSOCIATED WITH SUCH INVESTMENTS IN THE EVENT OF A VIOLATION OF THESE POLICIES, AND TBG MAY PURSUE APPROPRIATE LEGAL ACTION, INCLUDING INJUNCTIVE RELIEF, AGAINST PRESENT OR FORMER EMPLOYEES TO ENFORCE THESE POLICIES.

As part of their Annual Acknowledgement Form or other periodic basis determined by TBG, each employee will be required to certify in writing that (i) he or she has received, reviewed, understands and reaffirms his or her agreement to abide by all of TBG’s policies and procedures regarding the handling and use of confidential information and personal securities trading, including any adopted since the last certification, (ii) he or she has complied with those policies and procedures, and (iii) he or she has no reason to believe that a violation of those policies or procedures, or the applicable federal or state securities laws or regulations, has occurred at TBG.

B.	Handling and Use of Confidential and Material, Non-public Information.

1.	Confidential Information.

During the course of employment by or association with TBG, employees may learn of or have access to information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee of TBG, including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of TBG or to its members, actual or prospective portfolio companies or other third parties. Such information may have been or may be provided in written or electronic form or orally or otherwise accessed via a data room portal such as Intralinks. All of such information, from whatever source learned or obtained and regardless of the Company’s connection to the information, is “Confidential Information.”

Without limiting the foregoing, Confidential Information includes any information, whether public or not, which (1) represents, or is aggregated in such a way as to represent, or purport to represent, all or any portion of the investment results of, or any other information about the investment “track record” of, (a) TBG, (b) a business group of TBG, (c) one or more funds managed by affiliates of TBG, or (d) any individual or group of individuals during their time at TBG, or (2) describes an individual’s role in achieving or contributing to any such investment results.

Confidential Information does not include information that has been made generally available to the public, but information that when viewed in isolation may be publicly known or can be accessed by a member of the public will still constitute Confidential Information for these purposes if such information has become proprietary to TBG through TBG’s aggregation or interpretation of such information.

The need to exercise care in the handling and use of Confidential Information must be of constant concern to all employees. If an employee has any question as to the meaning of, or whether a particular action would violate, any of the policies or procedures set forth in this Manual section, he should promptly contact the LCD and, in any event, always do so before undertaking any such action.

Any breach of TBG’s Confidential Information policies shall be reported immediately to the LCD.

a.	Because all of its Confidential Information constitutes a valuable asset of TBG and/or TBG’s clients, without the prior written consent of TBG (which may be given or withheld in TBG’s sole discretion), no employee of TBG or any of its affiliates may, while he or she is employed by or associated with TBG or at any time thereafter, (a) disclose any Confidential Information to any person except at the direction of TBG or its clients, (b) make any other use of any Confidential Information except in the business of TBG and in a manner which at all times is intended to serve the interests of TBG or its clients, or (c) disclose any information (whether or not Confidential Information) concerning TBG or its affiliates or its present or former employees, clients or investors to any reporter, author or similar person or entity or take any other action likely to result in such information being made available to the public in any form, including books, articles or writings of any other kind, film, videotape, electronic means of communication or any other medium, except in compliance with TBG policy.

b.	Upon the termination of employment or association with TBG for any reason, all employees must promptly turn over to TBG all copies of all documents and other materials, in whatever form maintained (e.g., typewritten, handwritten, tape recorded, computer diskette), containing, reflecting, or otherwise relating in any way to, Confidential Information. This includes, but is not limited to, materials relating to the Company’s internal operations, such as copies of billing documents, time sheets, internal memoranda, and compliance materials, as well as TBG’s business matters, such as completed or draft transactional documents.

c.	If upon his or her termination of employment or association for any reason, an employee or wishes to remove personal non-confidential material and/or property with him or her in connection with such employee’s departure, the removal of such material and/or property must be reviewed and approved by the relevant supervisor or his/her representative and approved by an LCD representative.

d.	All Confidential Information and property learned or developed in the course of employment at TBG is at all times the exclusive property of the Company. Employees do not have and are prohibited from exercising ownership or other rights or interests inconsistent with TBG’s exclusive rights in any such information or property.

e.	If an employee would like to obtain Confidential Information (including via Intralinks) from a third party, the employee must first inform a member of the LCD. If an employee anticipates receiving Confidential Information pursuant to a confidentiality agreement, the employee must submit such agreement to a member of the LCD for his or her review and approval. If Confidential Information is the subject of a confidentiality agreement or other restrictions, employees should be careful to ensure compliance with such agreement or restrictions. Any employee exposed to Confidential Information subject to such agreement or restrictions should be advised promptly of the existence and substance of the same. The LCD should also approve any such agreement or restrictions.

2.	Inside Information.

Under many circumstances, Confidential Information is also considered material non-public information (“Inside Information”). Inside Information is defined to include material, non-public information received, directly or indirectly, from an issuer of securities, a client, person or entity to whom the Company owes a fiduciary duty or duty of confidentiality, or TBG itself. Inside Information also includes information from any source that is misappropriated—i.e., wrongfully obtained, wrongfully used or wrongfully transmitted. An issuer means an issuer with traded securities (including syndicated loans) on a public exchange and securities which trade on unregistered equity and debt markets.

a.	In the context of a tender offer, material, non-public information obtained directly or indirectly from the offeror, target company or the agents of either is also considered Inside Information. Material, non-public information received from one having a fiduciary or confidential relationship with an issuer of securities, such as a target company’s law firm, investment banking advisor or consultants, should be treated as Inside Information to the same extent as if the information came directly from the issuer itself.

b.

Information is material if it has potential “market significance,” meaning that (i) it is reasonably likely to have a substantial effect on the price of a company’s securities, (ii) there is a substantial likelihood that knowledge of the information would be considered important by the reasonable investor in making an investment decision regarding an issuer’s security, or (iii) there is a substantial likelihood that the reasonable investor would consider disclosure of the information to significantly alter the “total mix” of information publicly available relating to an issuer’s securities. As a common sense guide, information should be considered material if public disclosure of the information would likely affect the price of an issuer’s securities. Exhibit A contains a list of corporate and other developments which might be considered material.

c.	Information should be considered non-public unless employees can point to some specific fact or event indicating that the information has been generally disseminated to the public by the issuer, such as disclosure in a press release, over a wire service, on the broad tape, on the internet, in newspapers or radio, or television or other public media or in publicly filed documents such as proxy statements and prospectuses. Information is not “public” if disseminated through non-authorized sources, such as market rumors or market speculation.

Information should also be considered non-public even when it has been publicly disclosed until a reasonable period of time has elapsed following disclosure for the information to be “digested” by the securities markets. What constitutes a reasonable period of time will vary depending on a number of factors, including the nature of the information; two (2) business days generally should be considered the minimum period. The dissemination of a market rumor should not be considered to be sufficient disclosure to constitute public disclosure of the information.

d.	Whether information is Inside Information may depend on all of the facts and circumstances of a given situation, and the determination may require the application of sophisticated legal analysis that itself depends on the evolving state of the law. Accordingly, when employees have any doubt whatsoever as to whether information in their possession is Inside Information, from whatever source learned or obtained, they must (i) treat the information as Inside Information, (ii) refrain from trading in their own personal, family, firm or fund accounts, (iii) refrain from communicating it further, and (iv) promptly contact the LCD. Employees are not to make any materiality judgments; materiality judgments may be made only by LCD personnel; In addition, if employees have reason to suspect that they have come into possession of Confidential Information, in violation of the Company’s policies and procedures, or from any source outside TBG not in the ordinary course of TBG’s business, they should also refrain from communicating it further and promptly notify the BX Chief Compliance Officer, the Chief Legal Officer or the applicable Chief Compliance Officer.

e.	If an employee is a member of a Board of Directors of any entity, TBG shall reflect such fact on TBG’s Restricted List and monitor trading in such entity’s securities as necessary (see also Section C(5)(b) below).

f.	TRADING WHILE IN POSSESSION OF, OR TIPPING ON THE BASIS OF, MATERIAL, NON-PUBLIC INFORMATION COULD ALSO RESULT IN CIVIL OR CRIMINAL LIABILITY, INCLUDING FINES, IMPRISONMENT, DISGORGEMENT OF THE PROFITS REALIZED OR LOSSES AVOIDED AS A RESULT OF THE ILLEGAL TRADING OR TIPPING AND OTHER SANCTIONS. EMPLOYEES SHOULD BE AWARE THAT TBG MAY INITIATE OR COOPERATE IN PROCEEDINGS RESULTING IN SUCH LIABILITY.

C.	The Information Wall.

1.	Basic Policy.

An Information Wall is a set of written policies and procedures adopted by a multi-service investment and advisory firm designed to control and prevent the dissemination of non-public information concerning an issuer of securities between the departments or business groups which regularly come into possession of, or generate, such information (e.g., Corporate Advisory, Private Equity, Real Estate and Restructuring) and departments that engage in trading securities (e.g., BAAM and GSO).

Employees are prohibited from disclosing Confidential Information (see Section B above) to any person inside TBG, except to the extent that such person has a bona fide “need to know” such information in furtherance of TBG’s business, including management and supervisory functions and the administration of the Company’s compliance policies and procedures, or a client transaction.

Exhibit B details general policies for communications among Blackstone’s business groups, and all employees should carefully review these policies and procedures.

2.	Document and Information Control.

Safeguarding and Disposing of Confidential Information In the Office.

a.

Employees must safeguard documents and other materials that contain Confidential Information. These materials must not be left exposed to public access. Such materials should be stored in desk or file drawers, cabinets, offices, or otherwise secured from public access when not in use. When in use, employees must be careful not to leave such documents unattended unless precautions are taken to secure them from public access. Professional employees should make efforts to close their office doors when leaving their offices while materials that contain Confidential Information are in public view.

Employees must be careful when disposing of documents or other materials that contain Confidential Information and are encouraged to use paper shredders whenever possible.

b.	Whenever possible and as appropriate, information systems files and directories should use client code names and code numbers. Non-descriptive and non-revealing code names and numbers should be assigned to projects and the companies involved at the earliest possible time, such as upon the acceptance of a client assignment or active consideration of a proprietary transaction.

c.	Employees should be careful to avoid making unnecessary copies of documents containing Confidential Information. For example, copying should generally be limited to current distribution and work needs. Employees should also be careful when emailing documents containing Confidential Information, for example, by checking email distribution lists prior to sending any such documents to ensure that the Confidential Information is not inadvertently shared with any unauthorized individuals.

d.	Whenever possible, work involving Confidential Information should be delegated to appropriate employees in the following order: (i) permanent employees, (ii) temporary employees who regularly work for TBG, and (iii) other temporary employees.

Safeguarding and Disposing of Confidential Information Outside of the Office.

a.	When materials containing Confidential Information are taken from the office, employees must be careful to ensure that such materials are secure from public view. Materials containing Confidential Information must be removed from TBG’s offices only for bona fide business reasons. Materials containing Confidential Information should not be discarded outside of TBG’s offices unless absolutely necessary. Particular care must be exercised in those situations where such materials are discarded outside of the Company’s offices so that Confidential Information is not retrievable.

Employees must be particularly careful not to expose such materials removed from the office to public view while in use or otherwise.

For example, employees should not review documents containing Confidential Information in public view while using public transportation.

Employees must be careful not to disclose Confidential Information inadvertently. Such information (for example, the names or other identifying characteristics of companies or persons associated with companies involved in actual or prospective transactions or developments) should not be mentioned in discussions in public settings, such as in elevators, bathrooms, taxicabs, airplanes and restaurants.

b.	Employees must be careful that they are not capable of being overheard when they are discussing matters involving Confidential Information on the telephone or otherwise. For example, speaker telephones should be used in a way so that outsiders who might be in TBG’s offices are not inadvertently exposed to such information.

c.	Employees should be careful not to reveal the whereabouts of colleagues when they are out of the office to persons outside TBG unless authorized to do so.

Employees also must be careful not to reveal the whereabouts of private side employees to other employees unless authorized to do so.

3.	Sensitive Area Controls.

a.	Employees must check their offices, conference rooms and workrooms for materials containing Confidential Information prior to bringing outside persons or public side employees into these areas.

Employees must be careful to limit access to offices, conference rooms and workrooms in use when such rooms are left unattended while materials containing Confidential Information are left inside them.

When finished with a conference room or workroom, employees should be careful to ensure that materials containing Confidential Information are removed or properly discarded.

b.	Visitors to the Company must not be allowed to enter the non-public areas of the firm unescorted; rather, visitors must be escorted to their destination within the Company. Visitors attending meetings at the Company should not be permitted access to areas not related to the purpose of their meeting. As a general rule, visitors must not be allowed unattended in the offices of professional employees or other areas where they may be exposed to Confidential Information.

c.	Employees must be careful to avoid discussing Confidential Information in the reception area and other public areas of the Company.

Reception or secretarial records should be kept out of public view to the extent possible. Employees should be careful not to inadvertently leave materials that contain Confidential Information in the reception area or other public areas of TBG.

Care should be taken in announcing visitors when other persons are present in or around the reception area, or other areas where announcements are made.

4.	Information Systems Controls.

a.	Each TBG business group has its own computer drive, where its electronic documents are stored. Personnel in one TBG business group must not receive access to the computer drives used by other business groups without the consent of the LCD.

b.	CD-ROMs, flash drives or other data storage devices containing Confidential Information should be stored in desk or file drawers, cabinets or otherwise secured from public access when not in use. Access to personal computers, workstation computers and network computer systems must not be granted to non-TBG personnel or to TBG personnel outside of your business group.

As a general matter, individual project directories, shared drives or CD-ROMs should be utilized by, and access should be limited to, those employees involved in the transactional or other business project to which the directories, drives or diskettes relate.

c.	Bloomberg or other market-data terminals in public areas should not be electronically programmed for continuous viewing of target company securities.

d.	Employees should be careful to avoid making unnecessary copies of word processing or CD-ROMs, flash drives or other data storage devices containing Confidential Information. Employees should also be careful to monitor the distribution of such CD-ROMs, flash drives or other data storage devices beyond their source of origination.

e.	Employees using computers should be careful not to leave materials containing Confidential Information displayed on the viewing screen when they leave their computer unattended.

5.	Other Information Wall Policies and Procedures.

a.	Some employees or members of their Family (as defined below) may be directors of public corporations or “insiders” for purposes of the federal securities laws (“TBG Insiders”) (see also Section B(2) above). Such persons are required to notify the LCD of any such status or any change in that status. It is the general policy of TBG that Confidential Information received by TBG Insiders in their capacity as insiders is not to be disseminated within TBG and steps must be taken to ensure the Confidential Information is kept under secure conditions. It is also the general policy of TBG that no TBG personnel may solicit or discuss with TBG Insiders Confidential Information about their company.

As an exception to this policy, and only with the LCD’s prior approval, TBG employees engaged in transactional activities involving the company may have access to such information in connection with the transactional activity.

b.	Non-TBG personnel, such as consultants, temporary personnel and senior advisors involved in providing services to TBG generally are required to execute a confidentiality agreement. Accordingly, employees arranging for such services should promptly inform HR or the LCD so that such agreement can be executed before an assignment begins. For any consultants, temporary employees, or advisors that are hired to engage or advise on specific business transactions or industries, please contact the LCD to arrange the execution of the confidentiality agreement.

c.

In general, marketing personnel associated with a particular group should not have access to another group’s potentially market-moving information (e.g., information about pending transactions or non-public information about a portfolio company). Accordingly, notes and other information should not be input into the Company’s firm-wide marketing database if they include (i) non-public information about pending TBG transactions, (ii) non-public information about any TBG portfolio company, or (iii) information that is not appropriate to share outside of the business group to which it relates. In general, however, marketing personnel in any business group can have access to non-public information from other groups to the extent that such information is contained in general pitch books. In addition, marketing personnel from one group should not attend or dial in to another group’s weekly investment meetings or receive distributions of memos and agenda relating to such meetings. One or more members of the LCD periodically reviews the information posted on the marketing database to ensure that TBG personnel are not posting any information therein in violation of the first sentence of this paragraph.

6.	Third Party Research Providers.

The LCD has adopted policies and procedures designed to ensure that consultations arranged through third party providers do not lead to improper dissemination of material, non-public information. Such procedures may from time to time be supplemented by emails from the Chief Legal Officer, BX Chief Compliance Officer, or applicable Chief Compliance Officer. The procedures for each business group that utilizes third party research providers are attached to the compliance manual supplement for such group.

7.	Information Risk and Security.

The Information Technology Department has implemented a written information risk and security program designed to protect personal information of all TBG clients and employees. The program is accessible through TBG’s Intranet.

8.	Contact with Representatives of an Issuer.

The Information Wall does not prohibit employees from contacting appropriate representatives of an issuer concerning its business, operations or prospects. Contact may also be made with appropriate representatives of a party to a prospective transaction or the investment bankers, lawyers or other advisors to a party to a prospective transaction. However, employees conducting such contacts must contact only those persons who are reasonably likely to have authority to make disclosure on behalf of the issuer, identify themselves (including the nature of their responsibilities at TBG), state the reason for the contact and make clear that they do not seek any information other than that which may be supplied to any member of the public.

D.	Watch and Restricted Lists.

The Watch and Restricted Lists are lists of companies which are maintained confidentially by the LCD and usually seen only by the LCD and limited senior personnel. The Watch and Restricted Lists restrict trading or other activity in the listed securities, although exceptions may be allowed.

The Restricted List is used where TBG possesses, or is likely to come into possession of, Inside Information concerning a company. The Watch List is used where TBG is considering an investment in, or a transaction involving, a company on a public basis. TBG personnel are responsible for notifying the LCD when one of the aforementioned situations occurs.

1.	Maintenance of the Watch and Restricted Lists.

A company should be added to the Restricted List as soon as TBG or one of its affiliates signs a confidentiality agreement or engagement letter with the company or otherwise obtains private information about such company. A company should be added to the Watch List as soon as TBG or one of its affiliates is actively considering an investment or transaction involving such company or its securities (and is not in possession of any private information). The LCD records the date as well as the TBG personnel responsible for each addition to the Restricted and Watch Lists.

What constitutes “active consideration” depends on the facts and circumstances of a given situation. Initiation of information gathering and/or background analysis, including valuation studies, preparation of documents setting forth strategic alternatives and consultation with outside experts or consultants are examples of steps that might, depending on the circumstances, constitute active consideration.

A company may be removed from the Restricted List when a confidentiality agreement has expired, TBG is no longer actively engaged by or working with a company, and any information received by TBG has become stale or publicly available. A company may be removed from the Watch List when TBG or one of its affiliates decides it is no longer “actively considering” an investment in or transaction involving such company or its securities. A senior member of the LCD must approve the deletion of a Restricted List or Watch List entry. The LCD records the date and, if applicable, the TBG personnel responsible for each deletion to the Restricted and Watch Lists.

2.	Adding to/Updating the Watch and Restricted Lists.

a.	Where a prospective transaction involves, or likely will involve or affect, the securities of an additional company, such as those of a hostile or competing bidder or a white knight, consideration should also be given to placing those securities on the Watch or Restricted List.

b.	The fact that an issuer’s securities are on the Watch or Restricted List is highly confidential and should not be disclosed by employees with such knowledge to any person outside of TBG. Such information should be treated as Inside Information and handled accordingly (see also Section B(2) above). Disclosure should not be made inside TBG except on a strict need-to-know basis. Employees also should avoid speculations to whether, or why, an issuer’s name is on the Watch or Restricted List.

If anyone inquires regarding whether or not a company is on the Watch or Restricted List, employees are to respond that TBG policy prohibits any comment, and should inform the LCD of the inquiry.

c.	The effectiveness of the Watch and Restricted Lists as a monitoring and preventive device depends on the LCD’s receiving up-to-date information regarding transactional activities or other developments. Accordingly, any TBG employees having information suggesting that securities should be placed on the Watch or Restricted List should promptly consult the LCD. Refer to Exhibit A for a list of sample potentially material corporate or other developments.

In no event should employees wanting to add a company to, or delete a company from, the Watch or Restricted List communicate this fact to anyone except senior supervisory employees or the LCD. Such information should never be discussed with public side employees.

d.	The maintenance of a written Watch/Restricted List is a highly confidential procedure. Any employee who has access to these lists must exercise particular care in maintaining the confidentiality thereof. The lists must not be subject to public access.

3.	Conflict Clearance.

When more than one TBG business unit wishes to do business with the same company or issuer, a potential conflict may exist. These conflicts are typically resolved by senior members of the LCD. The senior members of the LCD, as they deem appropriate, will consult with the senior management of TBG or with members of applicable business groups in resolving conflicts. TBG also has established a Global Risk and Conflicts Assessment Committee consisting of senior members of various TBG business groups and senior operations and LCD personnel. The Committee conducts quarterly meetings at which various conflicts-related issues may be discussed.

E.	Personal Securities Trading.

TBG’s policy against insider trading is designed to promote compliance with securities laws and to protect TBG as well as TBG representatives from the very serious liability and penalties that can result from violations of these laws. TBG is committed to maintaining its reputation for integrity and ethical conduct and this policy is an important part of that effort. It is TBG’s policy that directors, executive officers and other employees of TBG may not trade securities, of TBG or otherwise, about which they learn material, non-public information. They are also prohibited from passing on such information to others who might make an investment decision based on it. Any questions as to whether information is material or has been adequately disclosed should be directed to the Chief Legal Officer, BX Chief Compliance Officer, or the applicable Chief Compliance Officer.

Except as provided below, TBG’s policies and procedures regarding personal securities trading set forth in this section apply to transactions (e.g., buy, sell and gift) involving all equity and debt securities, including, but not limited to, common and preferred stock, instruments convertible or exchangeable for equity or debt securities, any derivative instruments relating to any such securities, including options, warrants and securities futures, any interest in a partnership or other entity that invests in any covered securities and all other debt and equity investments that are considered securities (collectively, “Securities”). Securities does not include securities issued by federal, state and local governments, or apply to securities issued by investment companies registered under the Investment Company Act of 1940 (e.g., open-end funds, closed-end funds, mutual funds and exchange-traded funds), other than such registered funds managed or sub-advised by a TBG affiliate.

Employees should be aware that the Company’s policies and procedures regarding personal securities trading may prevent TBG personnel and members of their Family (as defined in this Section E(1)(b)) and Personal Securities Trading Accounts (as defined in this Section E(1)(a)) from exercising, or otherwise disposing of, options for particular securities, or disposing of the underlying securities following the exercise of an option, whether or not the option at issue will otherwise expire.

1.	Personal Securities Holdings and Accounts.

a.	In accordance with FINRA Rules 3050, all TBG employees are required to notify the LCD in writing prior to opening an account or placing an initial order with a brokerage firm, and to notify the firm in writing of their association with TBG. If the account was opened prior to the individual’s association with TBG, the individual must notify the LCD promptly after he commences employment with TBG. The LCD will promptly notify the brokerage firm.

In accordance with Rule 204A-1 under the Advisers Act, all TBG employees are required to provide the LCD with a report listing all current holdings in Securities (See Section E above for definition) , at the following times: (i) no later than 10 days after the person becomes a TBG employee (the listing must be current as of a date not more than 45 days prior to the date the person became a TBG employee); and (ii) at least once during each 12-month period thereafter as part of their correctly-completed Annual Acknowledgement Forms (the information must be current as of a date no more than 45 days prior to the date an Annual Acknowledgement Form is completed). At minimum, TBG must also receive brokerage statements constituting a quarterly transaction report for each employee within 30 days after the end of each calendar quarter.

b.	Personal Securities Trading Accounts include the following types of accounts through which securities may be traded (but do not include accounts that are authorized to trade only open-end mutual funds or 529 plans):

i.	Accounts in the employee’s name;

ii.	Accounts in the name of the employee’s spouse, unless it can be shown to the satisfaction of TBG that the spouse’s account is completely independent of the employee (e.g., by a separately documented agreement);

iii.	Accounts in the name of (a) minor children, or (b) relatives or other individuals living with the employee for whose support the employee is principally responsible (together with the employee’s spouse, the employee’s “Family”);

iv.	Accounts in which the employee or a member of the employee’s Family has a beneficial interest; and

v.	Accounts in which the employee or a member of the employee’s Family directly or indirectly controls (such as trustee or custodial accounts), participates in, or has the right to control or to participate in, investment decisions.

c.	All employees are required to notify the LCD in writing promptly of any material change in the information provided to the LCD regarding Personal Securities Trading Accounts.

d.	All employees are required to provide TBG with duplicate copies of all periodic account statements, transaction confirmations, and any other information reflecting account or transactional activity for all Personal Securities Trading Accounts, unless otherwise specifically approved in writing by TBG. In this regard, the LCD will request the above information from brokers. If the LCD needs assistance in this process, the LCD will notify employees and they may be required to promptly instruct their brokers to send the above information to TBG to the attention of the LCD covering the period from commencement of employment.

e.	Any account that is managed by a third party is exempt from reporting and trade pre-clearance. In order to qualify for this exemption, the TBG employee must have no investment discretion over the account, and there must be a signed written agreement in place between the manager and the employee. The LCD must have a copy of the managed account agreement.

2.	Personal Securities Transactions.

a.	Employees and members of their Family may not engage in, or recommend to or otherwise cause another person or entity to engage in, any Securities transaction (including, without limitation, purchases, sales, gifts and redemptions of any “private placement”, hedge fund or other private securities; see Section E above for definition of Securities), without first obtaining approval for such transaction from the LCD. As indicated above, other than investments in registered investment companies managed or sub-advised by a TBG affiliate, investments in registered investment companies (e.g., open-end funds, closed-end funds, mutual funds and exchange-traded funds) do not require pre-clearance. Securities issued by federal, state and local governments similarly do not require pre-clearance. Employees, Family members, personal financial advisors must submit a Personal Trade Request via the Intranet with the details of the specific securities proposed to be traded and any other information requested by the LCD. A member of the LCD will respond to each e-mail approving or denying the request. Such requests will be accepted for processing until 10:00 a.m. New York time each business day, and approvals will be valid for one business day only (two business days for non-U.S. personnel). Any requests submitted after 10:00 a.m. New York time will be processed on the following business day. If for any reason an employee delays the execution of a transaction beyond the scope of the approval, he/she must again seek approval for the transaction from the LCD.

b.	Employees may seek clearances for not more than 10 trades per week.

c.	Certain business groups have additional personal securities trading procedures, which may be more restrictive than the procedures set forth herein and are set forth in the relevant group’s compliance manual supplements.

d.	TBG has the right to deny approval for a securities transaction without reason and without explanation. The fact that approval for a securities transaction is granted or denied is highly confidential and should not be disclosed by the person seeking approval to anyone inside or outside TBG.

Employees should not engage in speculation as to the reasons for the grant or denial of approval.

e.	Any approval granted is valid only for the specific securities described to the LCD and for which approval is granted.

f.	Approval must be received for every purchase or sale transaction, even if the employee received approval for the original purchase or sale of the same securities in the past or had purchased or sold the securities prior to joining TBG.

g.	Employees and members of their Family may not engage in, or recommend to or otherwise cause another person or entity to engage in, any securities transaction while in possession of (i) Confidential Information relating to the securities learned in the course of employment or association with TBG, (ii) Inside Information relating to the securities, from whatever source learned whether inside or outside TBG, or (iii) information concerning the current or prospective trading activities of any TBG department or entity or any client of TBG that might affect the market for the securities. Employees are also prohibited from disclosing (tipping) Insider Information, from whatever source learned, to others (including a member of his Family) who might trade while aware of such information (see also Section B(2) above).

If an employee has any doubt as to the status of information in his possession, he should inform the LCD at the time approval is sought for a transaction and at all times prior to the execution of the transaction. If an employee comes into possession of questionable information after approval for a transaction is received, but before execution of the transaction, he should refrain from executing the transaction, notwithstanding the fact that approval has been obtained, until he has first consulted with the LCD regarding the questionable information.

This policy continues to apply even after termination of employment or association with TBG for any reason until such time as the information has become generally available to the public other than through disclosure by or through the TBG employee.

h.	Short sales of securities generally are permitted (other than units of BX) subject to pre-clearance requirements discussed herein.

i.

The Company has the right to impose restrictions (in addition to those specifically set forth in this memorandum) on trading by TBG employees and members of their Family and Personal Securities Trading Accounts. Such restrictions might take the form of, among other things, causing the employee to reverse, cancel, liquidate or freeze a transaction or position. The imposition of any such restriction is highly confidential and should not be disclosed, except to the extent necessary to effectuate the restriction and, in such case, only with the prior approval of the LCD. Employees should avoid speculation as to the reasons for the imposition of any restriction. The Company also has the right to ban those who fail to comply with these rules from engaging in personal securities trading. The LCD sends a memorandum to any employee who violates these rules, with a copy to relevant LCD and business unit personnel.

j.	Employees and members of their Family are prohibited from purchasing any “new issue” (as defined in FINRA Rule 5130) security in the initial public offering of the security. Such “new issues” may be purchased only in the secondary trading market after such market is established. In addition, TBG personnel and members of their Family are also prohibited from recommending to, or otherwise causing, another person or entity to purchase “new issues” in the initial public offering.

3.	Transactions in TBG Securities

a.	Directors, executive officers and employees are prohibited from engaging in transactions in TBG’s securities that are inconsistent with a long-term investment in TBG, signal a lack of confidence in TBG or may lead to the appearance of insider trading. Such transactions include any trading activity designed to profit from fluctuations in the price of these securities, such as “day trading” and arbitrage trading, short sales, buying securities on margin, and the use of forward contracts, equity swaps, collars, exchange funds, puts, calls, options and other derivative securities or any instruments designed to increase in value as a result of, or hedge or offset any decrease in, the market value of TBG’s securities.

b.	All directors and employees are prohibited from trading in Blackstone common units outside of quarterly “window” periods. Details on window periods may be obtained from the LCD. Hardship or other special exceptions may be allowed on a case-by-case basis after the LCD determines that the employee is not in possession of Inside Information.

c.	Trades in Blackstone common units generally must be approved by the Chief Legal Officer or his designee in addition to the usual preclearance with the LCD, and must take place in the employee’s account with Bank of America Merrill Lynch.

d.	TBG may from time to time implement event-specific blackout periods (e.g., if TBG is about to announce a major acquisition). Such blackout periods might be imposed on all directors and employees of the firm or they might be imposed on directors, designated other employees and all personnel in a given business group.

e.	Subject to the LCD’s pre-clearance in each instance, directors, officers and certain other senior personnel will be allowed to adopt Rule 10b5-1 plans which enable them to trade on a regular prescribed basis in Blackstone common units.

f.	Personnel may not trade in derivatives that are based on Blackstone common units.

g.	Personnel may participate in a Dividend Reinvestment Program (“DRIP”), with pre-clearance to activate and deactivate the DRIP.

h,	Post-separation from TBG all employees will still be required to pre-clear BX units for six months after the separation date. Furthermore, an employee will be required to hold BX units in an authorized Merrill Lynch account for twelve months after the separation date.

4.	Review.

Employees should be aware that the LCD will use periodic account statements, transaction confirmations and other information, whether or not received from employees, to monitor and review securities trading by employees and members of their Family through Personal Securities Trading Accounts on an on-going basis for compliance with TBG’s policies regarding such trading and applicable SEC and FINRA rules and regulations. The LCD may also initiate inquiries of TBG personnel and consultants regarding personal securities trading. Employees are required to cooperate with such inquiries and any monitoring or review procedures employed by TBG.

SECTION C – Policy for Reporting Suspicious Activities and Concerns

Reporting Responsibility

Blackstone expects its employees to report promptly any violation of law, regulation or any Firm policy. Examples of the types of conduct that should be reported include, but are not limited to: (i) manipulation of financial results, (ii) irregularities in books and records, (iii) bribery or improper payments, (iv) theft or fraud, (v) violations of systems and controls that provide safeguards for clients / investors, (vi) retaliatory acts, (vii) discrimination or (viii) sexual or other unlawful harassment. For more details on Blackstone’s anti-harassment policies and complaint procedures, please refer to your Employee Handbook and to Blackstone’s “Policy on Reporting of Concerns Regarding Accounting and Other Matters” (also available on Blackstone’s website and intranet).

How to Report

Suspected violations may be reported to your direct supervisor or, if for any reason you are uncomfortable making the report to your direct supervisor, to the Firm’s Chief Legal Officer or the Audit Committee of Blackstone’s Board of Directors(1). Suspected violations of Human Resources policies and suspected employment-related violations may also be reported to the Global Head of Human Resources. Employees interested in communicating a concern anonymously may call the Employee and Reporting Hotline toll-free, 24 hours a day from any country in which Blackstone has an office. The hotline is hosted by a third party provider, EthicsPoint (also known as NAVEX Global). In the U.S., the hotline can be reached by dialing 1-855-657-8027. Callers from outside the U.S. can find country-specific dialing instructions at www.blackstone.ethicspoint.com by choosing the relevant location from the drop-down menu. Employees may also submit a report online at www.blackstone.ethicspoint.com.

Investigation of Suspected Violations

Information about a suspected violation will be promptly brought to the attention of the Chief Legal Officer (or Head of Human Resources for violations of Human Resources policies and employment related violations) and appropriate action will be taken to review, and potentially investigate, the suspected violation. Every affected employee is required to fully cooperate with any inquiry that results from any reported conduct or situation. Employees who make an anonymous report may periodically call the toll-free reporting number or visit the reporting website to obtain the status of an investigation.

(1)	The Audit Committee can be reached at The Blackstone Group L.P., Attn: Audit Committee, 345 Park Avenue, New York, New York 10154.

NON-RETALIATION POLICY

The Firm and its directors, officers and employees are prohibited from, directly or indirectly, discharging, demoting, suspending, threatening, harassing, or in any other manner discriminating or retaliating against an employee because the employee, in good faith, reported information under this policy or under applicable law or assisted in investigating such a report.

Unless necessary to conduct an adequate investigation or compelled by judicial or other legal process, the Firm shall not (i) reveal the identity of an employee who makes a report and asks that his or her identity remain confidential, or (ii) make any effort, or tolerate any effort made by any other person, to ascertain the identity of an employee who makes a report anonymously.

This policy is intended to create an environment where employees can act without fear of reprisal or retaliation. Any employee who is found to have engaged in retaliation against any employee who has exercised his/her rights under this policy or under applicable laws will be subject to appropriate remedial action, including possible termination. In addition, those individuals who violate applicable law may also be subject to civil and criminal penalties.

SECTION D – Gift and Entertainment Policy; Anti Corruption Policy

(Extracted from The Blackstone Group L.P. Global Compliance Policies Manual)

ARTICLE IV – GLOBAL ANTI-CORRUPTION COMPLIANCE POLICY

A.	Introduction.

The Company (for purposes of this Article IV, references to the “Company” or “TBG” are deemed to include its related entities, including those entities that are registered as investment advisers under the Advisers Act) is committed to conducting all aspects of its business in keeping with the highest legal and ethical standards and expects all persons acting on its behalf to uphold this commitment. To assist the Company in upholding this commitment in the context of bribery-related issues, the Company has designed and implemented the following Global Anti-Corruption Policy (this “Policy”). This Policy is applicable to all directors, officers, employees, agents, advisors, consultants, partners, representatives and other associated persons2 of TBG and its related entities (collectively “TBG Persons”).

TBG’s policy requires that all TBG Persons must conduct their activities in full compliance with all applicable anti-corruption laws, including without limitation, the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act, and any other anti-corruption laws that are in effect in the country in which TBG Persons operate. A failure to do so will place both TBG’s business reputation and business success in serious jeopardy and may subject both TBG and the individuals involved to civil and/or criminal liability, including possible extradition and imprisonment. Avoiding compliance breakdowns requires maintaining consistent ethical behavior. In other words, you must avoid behavior that amounts to giving or offering anything of value to anyone to reward improper performance or obtain an unfair business advantage.

This article sets forth TBG’s requirements for conducting business in a manner that is compliant with applicable anti-corruption laws. Any TBG Persons who have any questions whatsoever concerning the requirements of the FCPA, the U.K. Bribery Act, local anti-corruption laws, or this Policy should consult with the Chief Legal Officer, John Finley Ext. 5660, john.finley@blackstone.com, or one of the following individuals: Peter Koffler Ext. 5431, koffler@blackstone.com; Marisa Beeney Ext. 2157, marisa.beeney@gsocap.com; Susannah Lindenfield Ext. 8694, susannah.lindenfield@blackstone.com; Omar Rehman Ext. 5006,

[2]	The term “associated person” is a term of art used in the U.K.’s Bribery Act that applies to employees, agents and subsidiaries acting on behalf of TBG. The precise application of this term to portfolio companies is uncertain. Currently, this Policy recognizes that under certain circumstances, an argument could be made that a portfolio company or its officers or directors may be considered an “associated person”.

omar.rehman@blackstone.com; C.B. Richardson Ext. 5580, cb.richardson@blackstone.com; Judy Turchin Ext. 5748, judy.turchin@blackstone.com; Nick Tassell Ext. 4661, nick.tassell@blackstone.com; Jeffrey Iverson Ext. 8996, jeffrey.iverson@blackstone.com.

B.	Our Policy.

TBG Persons are not permitted to pay bribes.

No TBG Persons shall make, offer to make, or promise to make, payments, or give anything of value3, directly or indirectly, to any third party, including without limitation any government official4, to assist TBG in obtaining or retaining an improper business advantage.

While this Policy prohibits attempts to influence the actions of both foreign officials and private parties in a purely commercial context, please note that the U.S. Government and the U.K. Government continue to more closely scrutinize interactions with foreign government officials.

If confronted with a request or demand for an improper payment or other violation of this Policy, the request or demand must be immediately rejected and reported to the firm’s Chief Legal Officer. Similarly, if any TBG Person knows or believes that an improper payment has been or will be made, that person must also report such payment to the firm’s Chief Legal Officer. Alternatively, TBG Persons may report violations or suspected violations anonymously as follows:

•	Contacting Blackstone’s Audit Committee in writing, at The Blackstone Group, L.P., Attn: Audit Committee, 345 Park Avenue, New York, NY 10154. Letters addressed to the Audit Committee will be forwarded to the Chief Legal Officer.

•	Calling the Employee and Reporting Hotline toll-free, 24 hours a day from any country in which Blackstone has an office. The hotline is hosted by a

[3]	“Anything of value” includes cash, gifts, travel expenses, entertainment, offers of employment, provision of free services, and business meals. It may also include event sponsorships, consultant contracts, fellowship support, job offers, and charitable contributions made at the request of, or for the benefit of, an individual, his or her family, or other relations, even if made to a legitimate charity.
[4]	The term “government official” includes all officers or employees of a government department, agency or instrumentality; permitting agencies; customs officials; candidates for political office; and officials of public international organizations (e.g., the Red Cross). This term also includes government-owned or controlled commercial enterprises such as state-owned or controlled universities, airlines, oil companies, health care facilities, or other vendors.

third party provider, EthicsPoint (also known as NAVEX Global). In the U.S., the hotline can be reached by dialing 1-855-657-8027. Callers from outside the U.S. can find country-specific dialing instructions at www.blackstone.ethicspoint.com by choosing the relevant location from the drop-down menu.

•	Making a report online at www.blackstone.ethicspoint.com. The website is hosted by EthicsPoint.

Employees are also urged to discuss any perceived shortcomings or potential improvements in TBG’s compliance policies and procedures with the LCD. The LCD will bring any violations which it deems material to the Chief Legal Officer, who will determine what penalties, if any, will be applied.

C.	Administrative Payments.

This Policy recognizes that in certain countries nominal administrative payments may, on rare occasion, be required to obtain routine government services. While such payments are generally prohibited under this Policy, exceptions may, under certain circumstances, be made if such payment is not designed to secure or receive an improper business advantage (or reward improper performance). Such consent will rarely be granted and even then, only after careful consideration of the facts, circumstances and legal requirements. No TBG Persons may, under any circumstances, make such payment without first obtaining the express, written consent of the Chief Legal Officer.

D.	Gifts, Hospitality, Entertainment and other Items of Value.

This Policy recognizes that the polite conduct of business, especially in certain foreign countries, may involve TBG Persons giving modest gifts to counterparts as a matter of courtesy or local custom. Similarly, hospitality or entertainment may be used to cement cordial relations. The following rules apply to gifts, hospitality and entertainment.

1.	Gifts Given by TBG Persons.

a.	General Guidelines on Providing Gifts.

The following rules apply to all TBG Persons:

i.	No cash or cash equivalent gifts are permitted

ii.	The gift must be permitted under local law

iii.	The gift must be permitted by the recipient’s employer’s guidelines (if you are unsure whether a gift is permitted under the recipient’s employer’s guidelines, you should have the recipient check with their employer and/or contact the LCD)

iv.	The gift must be presented openly and with complete transparency

v.	The gift must be provided as a token of esteem, courtesy or in return for hospitality and should comport with local custom

b.	Gift requests should be submitted via the Intranet.

The gift must be correctly recorded on the TBG books and records.

c.	Gifts Given by or on behalf of Broker-Dealer Personnel.

All Broker-Dealer Personnel are prohibited from giving, directly or indirectly, anything exceeding $100 in value to any one individual recipient per year where such gift is in relation to the business of the employer of the recipient. For FINRA-registered employees, all business gifts given must be pre-cleared by the LCD. There is a aggregate annual limit of $100 per recipient per broker-dealer entity. Each TBG-affiliate broker-dealer will aggregate all gifts given to a particular recipient over the course of each calendar year. In addition, Broker-Dealer Personnel should consult the policies and procedures applicable to their respective business units for additional information regarding limitations with respect to gifts.

d.	Gifts Given by or on behalf of Non-Broker-Dealer Personnel.

Non-Broker-Dealer Personnel are prohibited from giving, directly or indirectly, anything exceeding $500 in value where such gift is in relation to the business of the employer of the recipient, without the prior consent of the LCD.

e.	Gifts Given by or on behalf of BAAM and GSO Personnel.

BAAM and GSO Persons or TBG Persons acting on behalf of BAAM or GSO are subject to additional limitations and should either refer to the relevant compliance manual supplement for BAAM or GSO or contact the LCD for details.

f.	Gifts Given by or on behalf of TBG Persons to Government Officials.

The gift must be correctly recorded on the TBG books and records. You should note that strict rules are likely to apply to providing gifts to U.S.

federal, state and local government employees, including public pension fund employees and foreign government officials. These rules may vary among government entities, and you should contact the LCD prior to providing a gift to any government official.

2.	Gifts Received by TBG Persons.

All TBG Persons must immediately report at the time of receipt or prior to receipt/use to the LCD receipt of any gift exceeding $500 in value from any party that does business or competes with TBG, other than loans made or provided in the ordinary course of business or other services (on the same terms as are available generally) from banks or other financial institutions that may have relationships with TBG.

BAAM and GSO Persons acting on behalf of BAAM or GSO are subject to additional limitations and should either refer to the relevant compliance manual supplement for BAAM or GSO or contact the LCD for details.

3.	Hospitality and Entertainment.

a.	Introduction.

The restrictions on making gifts do not preclude TBG Persons from engaging in “ordinary and usual business entertainment” when TBG Persons are hosting clients, prospects or other business associates (i.e., the TBG Person must be present) at an occasional meal, sporting event, theater production or comparable entertainment event. Similarly, the restrictions on receiving gifts do not preclude TBG Persons from accepting “ordinary and usual business entertainment”.

In all cases, entertainment may not be so frequent, excessive or so extensive as to raise any question of propriety. TBG’s policies do not permit the use of business entertainment to provide incentives to conduct business with or through TBG in bad faith, in breach of trust, or without objectivity.

b.	General Guidelines on Providing Hospitality and Entertainment.

The following rules apply to all TBG Persons:

i.	All business entertainment expenses must be reasonable in value. This includes both individual expenses and a series of expenses paid on behalf of a single official or entity.

ii.	The business entertainment expenses must be permitted under local law.

iii.	The business entertainment expenses must be permitted under the guidelines of the recipient’s employer (if you are unsure whether the business entertainment is permitted under the recipient’s employer’s guidelines, you should contact the LCD).

iv.	The business entertainment expense must comport with local custom and practice.

v.	When possible, the payment should be made directly by TBG Persons to the provider of the service, and should not be paid directly to the government official as a reimbursement.

vi.	The business entertainment expense must avoid the appearance of impropriety.

vii.	Items customarily considered entertainment, such as sporting events, will be considered gifts if the provider is not in attendance, regardless of whether the gift is given by TBG Persons or received by TBG Persons.

c.	Entertainment Combined with Travel.

Without limiting the foregoing, the LCD’s prior consent is required where TBG Persons wish to accept or make an offer of entertainment that involves travel outside of the metropolitan area where the TBG Person (or recipient) works and has a value which exceeds $1,000 per individual.

d.	Entertainment of Government Officials.

You should note that strict rules are likely to apply to providing business entertainment to U.S. federal, state and local government employees, including public pension fund employees and foreign government officials. These may vary among government entities, and if you have any questions in this regard you should contact the LCD.

Subject to the general guidelines, prior to providing any hospitality or entertainment to a foreign government official with a value exceeding $500 per individual, all TBG Persons must consult with the LCD and obtain specific written authorization. Similar prior authorization by the LCD is required in the case of successive hospitality or entertainment of the same foreign government official within a six-month period that in the aggregate exceed $1,000.

e.	Relationship with Suppliers.

TBG encourages good supplier relations. However, employees may not benefit personally, whether directly or indirectly, from any purchase of goods or services for TBG. Employees whose responsibilities include purchasing (be it merchandising, fixtures, services or other), or who have contact with suppliers, must not exploit their position at TBG for personal gain. Under no circumstances may any employee receive cash or other items of value from any supplier, whether directly or indirectly. However, ordinary and customary periodic holiday gifts of a de-minimis amount are permitted, subject to compliance with any requirements of the business group in question.

4.	Gift Log and Expense Reporting.

All gifts given by TBG Persons must be entered in TBG’s Gift Request Form, which is accessible via TBG’s Intranet. In addition, all gifts (given and received) which require the approval of the LCD pursuant to this Article IV must be entered in TBG’s Gift Log, which is accessible via TBG’s Intranet. The LCD is notified immediately when an entry is made in the Gift Log. No such gift should be purchased or accepted until the LCD has given specific written approval.

Any expenses incurred in connection with the purchase of a gift or the provision of business entertainment must be properly approved and fully recorded in the employee’s expense report.

In relation to business entertainment expense reporting, this applies regardless of amount or attendees. The expense report must enumerate all attendees, including the name of each attendee and his or her title and place of employment, and provide a business purpose for the entertainment.

5.	Internships/Employment.

On occasion, relatives of limited partners, suppliers, contacts or clients of TBG Persons or government officials may be offered internships or employment at TBG.

With respect to such internships or employment, 1) if a candidate is interviewed for an internship or employment at TBG within the ordinary course of filling a position, the LCD must be notified of the relationship between the candidate or his or her immediate family (or an entity with which such family member is employed or otherwise affiliated) and the relevant TBG Persons, and 2) if a candidate (or his or her immediate family member) is employed by or otherwise affiliated with limited partners, suppliers, contacts or clients of TBG Persons or government officials and such candidate is interviewed outside of the ordinary course of filling a position, any internship or employment offer must be pre-approved by the LCD.

6.	Kickbacks.

TBG prohibits “kickbacks” of fees or other compensation to clients, prospects or any other persons in return for leads or other assistance.

7.	Charitable Contributions.

Charitable donations can in some circumstances be used as a disguise for an improper payment; for example where a donation is provided to a ‘charity’ which is controlled by an individual as a means to induce a favorable decision by that person. Therefore, while community support and charitable donations are encouraged, TBG Persons must be careful to ensure that charitable contributions do not constitute or give the appearance of an improper payment or conflicts of interest. As is the case with gifts, charitable contributions must be permitted by the recipient’s employer’s guidelines, and rules may apply with respect to providing charitable contributions at the request of federal, state, and local employees. Under any circumstances, the prior approval of the LCD will always be required for any charitable contribution made at the request of a foreign government official or to a charity controlled by such official if TBG Persons intend that such official be made aware of the contribution. TBG Persons may, of course, exercise their personal right to make charitable donations from their own resources, providing this does not give rise to any actual appearance of impropriety for TBG.

E.	Acquisition or Investment Related Due Diligence.

As a regular component of due diligence performed with respect to potential investments or acquisitions, TBG Persons will work with counsel to analyze any potential anti-corruption related issues with respect to the potential investment or acquisition. TBG’s approach to anti-corruption due diligence is highly fact-intensive and is dependent upon the risks presented by each particular investment or acquisition.

F.	Due Diligence for Consultants and Other Third Party Advisors.

TBG’s commitment to compliance with anti-corruption laws extends to the activities of third parties engaged by TBG Persons. TBG Persons should be careful to avoid any situations involving third parties that might lead to a violation of this Policy or any applicable anti-corruption laws. Accordingly, prior approval of the Chief Legal Officer or his designee is required if the firm is retaining, whether in connection with a prospective investment transaction for a TBG fund or for any other purpose, a consultant, finder, placement agent or any other advisor or agent, other than an internationally recognized (or otherwise previously approved by the LCD) commercial bank, investment bank, consulting firm, accounting firm or law firm. This requirement applies as well to any retentions of such third parties by consortiums of investors of which a TBG fund is a part, or by portfolio companies at the behest of TBG.

In addition, prior to entering into an agreement with any agent, consultant, joint venture partner or other representative which requires prior approval of the Chief Legal Officer or his designee pursuant to the preceding paragraph, counsel for TBG shall perform appropriate anti-corruption-related due diligence and obtain from the third party appropriate assurances of compliance with the FCPA, the U.K. Bribery Act and this Policy. Depending on the circumstances, such assurances could include representations, warranties, covenants and certifications and may require the agent to undergo training.

G.	Penalties for Violations.

In addition to jeopardizing TBG’s business reputation, violations of anti-corruption laws can subject both TBG as well as TBG Persons to substantial criminal and civil penalties. In addition to those penalties, violations of this Policy may result in discipline by TBG, including reprimand, suspension or termination. TBG may also report violations of this Policy to the appropriate supervisory regulatory or law enforcement authorities.

SECTION E – Political Contributions

(Extracted from The Blackstone Group L.P. Global Compliance Policies Manual)

I.	Political Contributions.

Personal political contributions or other political activity could be restricted by law or agreement or could have seriously negative business ramifications to TBG as a result of current or prospective business with related governmental bodies. Consequently, TBG employees and senior advisors are not permitted to make political contributions to any candidates for U.S. state or local political office. This ban extends to a person running for U.S. federal office who currently holds a state or local office.

With respect to contributions for candidates for U.S. federal office, TBG employees and senior advisors must obtain prior approval by emailing “Political Contribution Clearance.” This applies to making contributions in the form of cash or other items of value, soliciting or coordinating contributions, fundraising activities (e.g., hosting a cocktail party), making in-kind contributions (e.g., volunteer work on behalf of a candidate or party), using Blackstone resources (e.g., offices or conference rooms) for volunteer activities and making contributions to political parties and political action committees. The requirement to obtain prior approval may be extended to consultants at the discretion of the LCD. The request for clearance must include the name of the recipient of the proposed contribution, the political office being sought (and any current office held), the amount and approximate date of the contribution. In the case of a solicitation or coordination of contributions or other activity, the request should include a description of the relevant event or activity. The employee will receive a reply from the LCD granting or denying clearance. This requirement applies to contributions made in the name of an employee, senior advisor, and his/her spouse, minor children and relatives or other individuals living with the employee for whose support the employee is principally responsible. If a contribution or other activity is not completed within thirty days of receiving approval, a new request for approval must be made.

SECTION F – Outside Business Activities

(Extracted from The Blackstone Group L.P. Global Compliance Policies Manual)

D.	Outside Employment and Business Activities

No TBG personnel, full-time or part-time, shall (i) engage in an outside business activity (including serving as a member of a board of directors), or (ii) be employed by or accept any remuneration from, or perform any services for, any person or entity other than TBG or any affiliate thereof, except as specifically authorized in advance and documented by the LCD. This policy does not apply to non-investment related activities that are exclusively charitable, civic, religious or fraternal and that are recognized as tax exempt. All employees are required to submit a written request to the LCD prior to engaging in any outside business activities. The LCD will review the request and if necessary, impose conditions or limitations or prohibit the activity completely. The LCD will document and keep records of this process. Any outside business activity, whether or not it requires a license (such as insurance or real estate), which has been disclosed to and authorized by the LCD, must be kept entirely separate from, and should not conflict with, an employee’s TBG business activities and in no case should TBG e-mail or other communication systems or services or resources be used to conduct any such outside business activity.

If an employee or consultant is a member of a Board of Directors of any non-Blackstone affiliated entity (e.g., not a portfolio company), TBG shall reflect such fact on TBG’s Restricted List and monitor trading in such entity’s securities as necessary (see also Article III, Section C(5) below).

TBG personnel who are registered with FINRA (and TBG personnel acting on behalf of such FINRA-registered personnel) (collectively, “Broker-Dealer Personnel”) should consult the policies and procedures applicable to their respective business units for additional information regarding outside employment and business activities.

Outside Business Activity requests can be submitted to the LCD via the Intranet.

E.	Private Securities Transactions

A “private securities transaction” is any securities transaction (other than a passive personal investment) outside the regular course or scope of an employee’s employment with TBG (e.g., engaging in broker-dealer activities outside the Company). Employees must receive written consent from the LCD prior to engaging in a private securities transaction. Typically the LCD will not authorize private securities transactions by TBG employees.

Fictitious or corporate names are not allowed for TBG employees.